EXHIBIT 99.1

REPORT OF INDEPENDENT ACCOUNTANTS

To the Directors and Shareholders of
The Goldman Sachs Group, Inc.:

     We have audited the consolidated financial statements of The Goldman Sachs Group, Inc. and subsidiaries (the “Company”) at November 29, 2002 and November 30, 2001, and for each of the three fiscal years in the period ended November 29, 2002 and have issued our report thereon appearing on page 60 of the Company’s Annual Report to Shareholders, which expresses an unqualified opinion, dated January 27, 2003. Such consolidated statements and our report thereon are incorporated by reference in Part II, Item 8 “Financial Statements and Supplementary Data,” of this Annual Report on Form 10-K.

     We have also previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated statements of financial condition at November 24, 2000, November 26, 1999 and November 27, 1998, and the related consolidated statements of earnings, changes in shareholders’ equity and partners’ capital, cash flows and comprehensive income for the years ended November 26, 1999 and November 27, 1998 (none of which are presented herein); we expressed unqualified opinions on those consolidated financial statements. In our opinion, the information set forth in the selected financial data for each of the five years in the period ended November 29, 2002, appearing on page 92 of the Company’s Annual Report to Shareholders, which is incorporated by reference in Part II, Item 6 of this Annual Report on Form 10-K, is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

/s/ PRICEWATERHOUSECOOPERS LLP

New York, New York
January 27, 2003